Exhibit 16.1

Hartley Moore Accountancy Corporation
19781 Sky Park Circle, Suite H

Irvine, CA 92614
Tel: (949) 438-4730

October 28, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Canadian Cannabis Corp. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to item 4.01 of Form 8-K, as part of the Form 8-K of Canadian Cannabis Corp. dated October 29, 2015. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01, other than to note that it was our understanding that the Company had engaged SRCO Professional Corporation, the successor auditor appointed per the announcement in this Form 8-K, in the role of consultant to the Company in August 2015 as part of the completion of the audit we were engaged to perform for the year ended December 31, 2014.

Sincerely,

Hartley Moore Accountancy Corporation.